Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of July 3, 2006, among Intelsat (Bermuda), Ltd., a company organized under the laws of Bermuda (the “Issuer”), Intelsat Intermediate Holding Company, Ltd., a company organized under the laws of Bermuda and a wholly owned subsidiary of the Issuer (the “Successor”), Intelsat, Ltd., a company organized under the laws of Bermuda (the “Co-obligor”) and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS Zeus Special Subsidiary Limited and the Co-obligor have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of February 11, 2005, providing for the issuance of 9 1/4% Senior Discount Notes due 2015 (the “Notes”), in the aggregate principal amount at maturity of $478,700,000;

WHEREAS the Issuer and the Co-obligor have heretofore executed and delivered to the Trustee a Supplemental Indenture dated as of March 3, 2005, whereby the Issuer assumed all of Zeus Special Subsidiary Limited’s obligations under the Indenture and the Notes;

WHEREAS, on the date hereof, the Issuer has transferred substantially all of its assets and liabilities to the Successor, which is a Restricted Subsidiary of the Issuer within the meaning of the Indenture (the “Transfer”);

WHEREAS Section 5.01 of the Indenture provides that in connection with the Transfer, the Successor is required to execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor expressly assumes all of the obligations of the Issuer under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS Section 5.01 of the Indenture provides that in connection with the Transfer, the Successor is required to be organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, under the laws of the jurisdiction of the Issuer or under the laws of any country that is a member of the European Union;

WHEREAS the Successor is organized under the laws of Bermuda and the Issuer is organized under the laws of Bermuda;

WHEREAS the Indenture provides that in connection with the Transfer, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the Transfer and this Second Supplemental Indenture comply with the Indenture, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof;

WHEREAS pursuant to Section 5.02 of the Indenture, concurrently with the Transfer in accordance with or permitted by Section 5.01 of the Indenture, the Successor shall succeed to and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such Successor has been named as the Issuer in the

Indenture, and the Issuer shall thereby be released of its obligations under the Indenture and the Notes;

WHEREAS pursuant to Section 9.01 of the Indenture, the Issuer, the Co-obligor and the Trustee are authorized to execute and deliver this Second Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Successor, the Co-obligor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Second Supplemental Indenture, capitalized terms defined in the Indenture and not otherwise defined herein have the meanings assigned such terms in the Indenture. The words “herein,” “hereof” and hereby and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Assume Obligations. The Successor hereby agrees to assume the Issuer’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and the Notes, and succeed to and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Successor has been named as the Issuer in the Indenture and the Notes, and the Issuer shall thereby be released of its obligations under the Indenture and the Notes.

3. Notices. All notices or other communications to the Successor shall given and addressed as provided in Section 11.02 of the Indenture.

4. Miscellaneous. For any periods or dates which the Successor does not have historical financial statements available, it shall be entitled to use and rely on the financial statements of its predecessor or successor, as the case may be.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT INTERMEDIATE HOLDING COMPANY, LTD.

By:	/s/ Conny Kullman
	Name:	Conny Kullman
	Title:	Chairman

INTELSAT, LTD.

By:	/s/ Conny Kullman
	Name:	Conny Kullman
	Title:	Chairman

INTELSAT (BERMUDA), LTD.

By:	/s/ Conny Kullman
	Name:	Conny Kullman
	Title:	Chairman

[Signature page to Discount Notes Second Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President

[Signature page to Discount Notes Second Supplemental Indenture]